UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2003

Clarion Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-24690	91-1407411
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)	Identification No.)

38 West Fulton, Suite 400	49503
Grand Rapids, Michigan	(Zip Code)
(Address of Principal Executive Offices)

616-233-6680
(Registrant's Telephone Number, Including Area Code)

Item 5. Other Events

Clarion Technologies, Inc. has entered into an agreement to purchase certain molding equipment at the Pella, Iowa facility of Engineered Plastics Components, Inc. The purchase price for the equipment is $1,090,000, and the purchase is scheduled to close mid-December, 2003.

Clarion Technologies Inc.’s press release, dated December 11, 2003, relating to the equipment purchase, is attached hereto as Exhibit 99.1.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 11, 2003	CLARION TECHNOLOGIES, INC.

	By:	/s/ Edmund Walsh

Edmund Walsh
Chief Financial Officer

EXHIBIT 99.1

CLARION TECHNOLOGIES, INC.

NEWS RELEASE
CONTACT: MARY ASADORIAN
(616) 233-6680

CLARION ANNOUNCES ACQUISITION OF EQUIPMENT IN IOWA

Grand Rapids, MI (December 11, 2003) — Clarion Technologies, Inc. (OTCBB: CLAR.OB) today reported that it has signed an agreement to purchase certain molding equipment at the Pella, Iowa facility of Engineered Plastics Components, Inc. The purchase price for the equipment is $1,090,000, and the purchase is scheduled to close in mid-December, 2003.

This purchase is expected to provide Clarion with the opportunity to obtain business from a new large appliance customer located in Iowa. In addition, Clarion will pursue current and future growth opportunities with existing customers in both the consumers products and automotive markets located in Iowa and the surrounding states.

Clarion Technologies, Inc. operates five manufacturing facilities in Michigan and South Carolina with approximately 145 injection molding machines ranging in size from 55 to 1500 tons of clamping force. The Company’s headquarters are located in Grand Rapids, Michigan. Further information about Clarion Technologies can be obtained on the web at www.clariontechnologies.com or by contacting Mary Asadorian at (616)233-6680.

With the exception of historical factual information, the statements made in this press release include forward-looking statements. These statements are based upon current expectations and are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. These assumptions, risks and uncertainties include, but are not limited to, those discussed or indicated in the Company’s Annual Report on Form 10-K for the year ended December 28, 2002 and in all documents filed by the Company with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.